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                                                                   Exhibit 12(a)

                          [LETTERHEAD OF ROPES & GRAY]

October 10, 2003

PIMCO RCM Tax-Managed Growth Fund
PIMCO Funds: Multi-Manager Series
840 Newport Center Drive
Newport Beach, California 92660

PIMCO PPA Tax-Efficient Equity Fund
PIMCO Funds: Multi-Manager Series
840 Newport Center Drive
Newport Beach, California 92660

Ladies and Gentlemen:

We have acted as counsel in connection with the Agreement and Plan of Merger made as of July 21, 2003 (the "Agreement"), between PIMCO Funds: Multi-Manager Series (the "Trust"), a Massachusetts business trust, on behalf of two of its series, PIMCO RCM Tax-Managed Growth Fund ("Acquiring Fund") and PIMCO PPA Tax-Efficient Equity Fund ("Target Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur on October 10, 2003 (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of certain stated liabilities of Target Fund, following which, Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. Capitalized terms not defined herein are defined in the Agreement.

Both Target Fund and Acquiring Fund are series of the Trust, which is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company. Shares of both Target Fund and Acquiring Fund are redeemable at net asset value at each shareholder's option. Both Target Fund and Acquiring Fund have elected to be regulated investment companies for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

For purposes of this opinion, we have considered the Agreement and such other items as we have deemed necessary to render this opinion. In addition, you provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above) (the "Representations").

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ROPES & GRAY LLP

                                                                October 10, 2003

Based on the foregoing Representations and our review of the documents and items referred to above, we are of the opinion that for federal income tax purposes:

     (i) The Transaction will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquiring Fund and Target Fund will each be a "party to a reorganization" within the meaning of
            Section 368(b) of the Code;

     (ii) No gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

     (iii) No gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund Shares for Acquiring Fund Shares;

     (iv) The aggregate basis of Acquiring Fund Shares that a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund Shares exchanged therefor;

     (v) A Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund Shares exchanged therefor, provided that he or she held such Target Fund Shares as capital assets;

     (vi) No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

     (vii) The basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

     (viii) The holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund; and

     (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383, 384 of the Code and the Regulations thereunder.

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ROPES & GRAY LLP

                                                                October 10, 2003

Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinion expressed above.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP